Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com Amy Wakeham, Investor Relations 858-882-6084 awakeham@leapwireless.com
Leap Announces Proposed Private Placement of $1.2 Billion in Senior Notes
SAN DIEGO — November 4, 2010 —Leap Wireless International, Inc. (NASDAQ:LEAP) today announced that its operating subsidiary, Cricket Communications, Inc., intends to commence an offering, subject to market and other conditions, of $1.2 billion in aggregate principal amount of senior notes due 2020 (the “Notes”) to be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The Notes will bear interest at a rate to be determined at pricing and will be guaranteed by Leap and certain of its indirect subsidiaries.
Cricket intends to use the proceeds of this offering, after the payment of fees and expenses, to repurchase any and all of its outstanding 9.375% Senior Notes due 2014 (the “2014 Notes”) pursuant to a cash tender offer and consent solicitation announced today (and to redeem any outstanding 2014 Notes not so purchased). Cricket intends to use any remaining net proceeds, after the repurchase of the 2014 Notes and associated fees and expenses, for working capital and other general corporate purposes.
The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to purchase the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.
###